UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 4, 2021

Date of report (Date of earliest event reported)

PIPER SANDLER COMPANIES
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31720	30-0168701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall Suite 1000 Minneapolis Minnesota	55402
(Address of Principal Executive Offices)	(Zip Code)

(612) 303-6000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	PIPR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2021, the Board of Directors (the “Board”) of Piper Sandler Companies (the “Company”) appointed Brian R. Sterling, former Managing Director, Financial Services Investment Banking of Piper Sandler & Co., a wholly owned subsidiary of the Company (“PS&C”), as a director of the Company effective as of such date.

As previously disclosed, on January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among the Company (formerly, Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler O'Neill & Partners, L.P. (collectively, “Sandler O'Neill”), and the other parties thereto (the “Merger Agreement”), the Company completed the acquisition of one hundred percent of the ownership interests of Sandler O’Neill (the “Transaction”). Pursuant to the terms of the Merger Agreement, Jonathan J. Doyle, Senior Managing Principal of Sandler O’Neill, had been appointed to the Board effective as of the closing of the Transaction and the parties agreed that a second, mutually agreed individual would be appointed to the Board in the first quarter of 2021. Mr. Sterling has been appointed to the Board as the second, mutually agreed individual in accordance with such terms.

On December 31, 2020, Mr. Sterling resigned from his position as Managing Director, Financial Services Investment Banking of PS&C, and entered into a Transition Services Agreement, dated December 31, 2020, with PS&C (the “Transition Services Agreement”). Pursuant to the terms of the Transition Services Agreement, Mr. Sterling will provide certain limited services exclusively to PS&C for a one-year term. Under the Transition Services Agreement, Mr. Sterling will be entitled to receive payments in connection with transactions for which Mr. Sterling provided services prior to the end of his employment with PS&C in the event that such transactions are successfully completed during 2021. Mr. Sterling also agreed under the Transition Services Agreement to continue certain non-competition and non-solicitation obligations and other restrictive covenants that he agreed to in connection with the Transaction.

Mr. Sterling received compensation from the Company for the year ended December 31, 2020 of $1,625,361. In addition, in connection with the Transaction, the Company granted Mr. Sterling $1.5 million in restricted shares of the Company’s common stock, which were vested by the Compensation Committee of the Board effective as of December 29, 2020.

Mr. Sterling will participate in the Company’s 2021 non-employee director compensation program, receiving a pro-rated $80,000 annual cash retainer, a $60,000 initial equity grant, and a $95,000 annual equity grant. Mr. Sterling will not serve on any committee of the Board.

Other than as described above, there are no arrangements or understandings between Mr. Sterling and any other persons pursuant to which Mr. Sterling was selected as a director of the Company. Other than as described above, there are no relationships or related transactions between Mr. Sterling and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On January 4, 2021, the Company issued a press release announcing the appointment of Mr. Sterling to the Board, the text of which is furnished as Exhibit 99 hereto. The information contained in this Item 7.01 and Exhibit 99 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18 of the Exchange Act. Furthermore, the information contained in this Item 7.01 and Exhibit 99 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99	Press Release dated January 4, 2021

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIPER SANDLER COMPANIES

Date: January 5, 2021	By:	/s/ John W. Geelan
John W. Geelan
General Counsel and Secretary